SECURITIES AND EXCHANGE COMMISSION

(Release No. 35-    )
Filing Under the Public Utility Holding Company Act of 1935
______________, 1997

Northeast Utilities, Charter Oak Energy, Inc. and COE Development
Corporation (70-8507)

          Northeast Utilities ("NU"), 174 Brush Hill Avenue, West Springfield, Massachusetts 01089, a registered holding company, and its wholly owned subsidiaries, Charter Oak Energy, Inc. ("Charter Oak") and COE Development Corporation ("COE Development"), both located at 107 Seldon Street, Berlin, Connecticut 06037, (collectively, the "Applicants") have filed a Post-Effective Amendment to their Application and Declaration on Form U-1 under Section 12 of the Public Utility Holding Company Act of 1935 (the "Act") and Rule 46 thereunder, for the purpose of obtaining an extension and modification of their authority to engage in power development activities as previously authorized in the Securities and Exchange Commission's (the "Commission") order dated December 12, 1996 (the "Existing Order").

          Pursuant to the Existing Order, Charter Oak and COE Development are authorized to, among other things, invest in, and finance the acquisition of, Exempt Wholesale Generators within the meaning of Section 32 of the Act ("EWGs") and Foreign Utility Companies within the meaning of Section 33 of the Act ("FUCOs," and together with EWGs, "Exempt Projects") subject to certain limitations as well as to acquire interests in, finance the acquisition, and hold the securities, of one or more companies ("Intermediate Companies") engaged directly or indirectly and exclusively in the business of holding the securities of one or more Exempt Projects and in project development activities relating to the acquisition of such interests and securities in the underlying projects, without filing specific project applications with the Commission, and to issue guarantees and assume liabilities subsequent to operation with regard to those projects. NU's authorized investment in Charter Oak, Charter Oak's authorized investment in COE Development and Charter Oak's and COE Development s authorized expenditures are $200 million for the period from January 1, 12997 to December 31, 1997.

          The Applicants are hereby seeking to modify this authority authorize Intermediate Companies and/or Exempt Projects to pay dividends to their parent companies from time to time out of capital or unearned surplus to the extent permitted by applicable corporate law and to be accounted for in a manner consistent with Rule 46 promulgated under the Act.

          For the Commission, by the Division of Investment
Management, pursuant to delegated authority.